Exhibit 10.2

BRAND LICENSE AGREEMENT

THIS BRAND LICENSE AGREEMENT (this “Agreement”) is entered into as of June __, 2006 (the “Effective Date”), by and between CNL INTELLECTUAL PROPERTIES, INC., a Florida corporation (“Licensor”) and CNL HOTELS & RESORTS, INC., a Maryland corporation (“CHO”) (CHO and the CHO Affiliates (as defined in Section 11(a)(iii)) below are collectively referred to herein as “Licensee”).

Preliminary Statement

WHEREAS, Licensor is a wholly-owned subsidiary of CNL Financial Group, Inc., a Florida corporation (“CFG”); and

WHEREAS, Licensor owns the mark “CNL,” as applied to various services, and the service marks and registrations and applications therefor set forth on Appendix “A” attached hereto (collectively, the “Marks”); the Policies & Standards (as hereinafter defined) (collectively, the “Proprietary Materials”); and brand content, including Licensor’s tag lines and descriptors, domain names, including but not limited to the domain names set forth on Appendix “B” attached hereto, trade names, corporate names, designs, typography, color palettes, internet sites, stationery, signage, promotional items, tradeshow booths, sponsorships, events, and copyrightable works including but not limited to press releases, quarterly and annual reports, photographs, forms, advertising and marketing materials, presentations, and awards (collectively, the “Brand Content”); and

WHEREAS, Licensor is an owner of the Core Values & Key Behaviors set forth on Appendix “C” attached hereto (the “Core Values”) and, upon any exercise by Licensee of the option set forth in Section 1, the Core Values shall, for purposes of this Agreement, be included in the term “Proprietary Materials”; and

WHEREAS, CHO is a real estate investment trust (REIT), and Licensee is engaged primarily in the ownership and leasing of interests in hotels and resort properties, including, but not limited to, full service hotels and resorts, limited service hotels, extended stay hotels, and their associated amenities such as golf courses, spas, ballrooms and water parks (collectively, including the management thereof, referred to as “Licensee’s Business”); and

WHEREAS, CHO wishes to obtain an exclusive license for Licensee to incorporate Licensor’s Mark “CNL” into and use the names “CNL Hotels & Resorts,” “CNL Hotel” and “CNL Resort” (the “CHO Names”) and to obtain a license for Licensee to use the Marks, Proprietary Materials and Brand Content (collectively, the “Licensed Materials”) in connection with Licensee’s Business, which license shall be exclusive as to any activities that are prohibited by the covenant not to compete in Section 9.5 of the Merger Agreement (as defined in Section 1(d) below) during the term of said covenant, and which license shall otherwise be non-exclusive, and Licensor is willing to grant to Licensee such license of its rights provided that CHO agrees to comply (and cause the CHO Affiliates (as defined in Section 11(a)(iii) below) to comply) at all times during the Term (as defined in Section 5(a) below) with the terms and conditions of this Agreement; and

WHEREAS, Licensor now licenses, and will continue to license in the future, some or all of the Licensed Materials, excluding the CHO Names, to various entities that are affiliated in some way with CFG and/or its parent company; and

WHEREAS, CHO is therefore willing at all times during the Term to comply with, and to cause the CHO Affiliates to comply at all times during the Term with, the Policies & Standards and the other terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.  Grant. Licensor grants to Licensee during the Term (as defined in Section 5(a) below), for use only in connection with Licensee’s Business:

(a)  an exclusive, license to incorporate the mark “CNL” into and to use the “CHO Names” in the Territory (as defined below); and

(b)  a non-exclusive license to use the Proprietary Materials in the Territory; and

(c)  a non-exclusive license to use the Brand Content in the Territory.

(d)  a license to use the Marks in connection with Licensee’s Business in the Territory, which license shall be exclusive as to any activity prohibited by the covenant not to compete in Section 9.5(a) of that certain Amended and Restated Agreement and Plan of Merger entered into as of April 3, 2006 by and among CHO, CNL Hotels & Resorts Acquisition, LLC; CNL Hospitality Corp. (“CHC”); the stockholders of CHC; CNL Financial Group, Inc.; and CNL Hospitality Properties Acquisition Corp. (the “Merger Agreement”) during the term of said covenant not to compete, and such license shall otherwise be nonexclusive.

CHO shall have options, exercisable at any time during the term of this Agreement by giving written notice to Licensor, to (i) obtain a non-exclusive license for Licensee to use the Core Values in the Territory, and/or (ii) require Licensor to register any CHO Name(s) and/or any Mark(s) in appropriate classifications for Licensee’s Business at Licensee’s expense.

For purposes of this Agreement, the term “Territory” shall mean the United States, Canada, and any other country that (y) Licensee notifies Licensor in writing that it intends to use any of the CHO Names and/or the Marks in such country, and (z) the registration of such CHO Names and/or Marks is available in such country. Upon such notification Licensor shall use commercially reasonable efforts promptly to verify the availability of the CHO Names and/or the Marks for use by Licensee, and register such CHO Names and/or the Marks, in such country at Licensee’s expense.

The license granted herein does not obligate Licensee to use any CHO Name or any Mark, nor is it intended to prohibit Licensee from adopting or using any other trade name, trademark or service mark, whether owned or licensed by CHO, so long as any use by Licensee of any CHO Name(s) and/or any Mark(s) complies with the terms of this Agreement.

2.  Restrictions.

(a)  The licenses set forth in Section 1 above (the “Licenses”) may not be assigned, pledged, encumbered or otherwise transferred by Licensee, voluntarily or involuntarily, by operation of law or otherwise, without Licensor’s prior written consent, which consent may be withheld in Licensor’s sole and absolute discretion, and any attempt to assign any of the Licenses in violation of this Agreement will immediately void the Licenses granted under this Agreement; provided, however, that in the event of an assignment or transfer of any of the Licenses as a result of a transaction described in Section 5(c)(ii) below, the termination provisions of Section 5(c) shall govern and provided, further, that to the extent that there is any conflict between this Section and Section 5(c), the terms of Section 5(c) shall govern.

(b)  Licensor does not grant to Licensee, and nothing in this Agreement shall be construed as granting to Licensee, the right to license, sublicense or authorize others to use the CHO Names and the Licensed Materials. Notwithstanding the foregoing, Licensee may (i) authorize its agents and service providers to use the CHO Names and the Licensed Materials in the ordinary course of Licensee’s Business, solely as necessary to assist Licensee in Licensee’s Business and provided that such agent or service provider complies with all of the applicable terms and conditions of this Agreement; and (ii) use the CHO Names and the Licensed Materials on its properties even if such properties are leased to or managed by third parties; provided, however, that any such third party comply with all of the applicable terms and conditions of this Agreement in connection with its use of the CHO Names.

(c)  Subject to Section 1(d), Licensor shall retain the sole and absolute right to grant other non-exclusive licenses of some or all of the Licensed Materials to other entities not affiliated with Licensee (provided that Licensor shall not use nor allow, directly or indirectly, another to use any of the CHO Names) so long as any such grant does not otherwise violate the terms hereof, and Licensor shall retain ownership of the Licensed Materials.

3.  Quality Control.

(a)  CHO acknowledges that it is vital to the culture, reputation, systems and manner of conducting business of Licensor and Licensor’s Affiliates (as defined in Section 11(a)(ii) below) that the entities to which Licensor licenses some or all of the Licensed Materials comply with certain policies and standards and other requirements established by Licensor, that the uniform administration of such policies, standards and requirements among Licensee and other entities in a like or similar position to that of Licensee is necessary to uphold (i) the reputation of Licensor and Licensor’s Affiliates; (ii) the value associated with the Marks; (iii) the value of the Licensed Materials to Licensor; and (iv) the value of the Licensed Materials to Licensee and other entities in like or similar position to that of Licensee, and that the failure to require such compliance and uniform administration may damage the value of the Licensed Materials to Licensor, Licensor’s Affiliates, Licensee and such entities in like or similar position to that of Licensee. CHO acknowledges that Licensor has provided to Licensee certain policies and standards in print or electronic media, a copy of which is attached hereto as Appendix “D” attached hereto, necessary for the value associated with the Licensed Materials and the goodwill and reputation associated with the Marks, and CHO acknowledges by its execution and delivery of this Agreement that Licensee has received and reviewed those policies and standards as of the Effective Date. Furthermore, CHO acknowledges that Licensor shall have the right from time to time, in its reasonable discretion, to adopt new policies and standards or amend any existing policies and standards; provided that such new and/or amended policies and standards apply equally to other licensees of the Licensed Materials. Licensor shall give notice to Licensee by electronic transmission or other means of any such subsequently adopted or amended policies and standards and, if requested by Licensor, CHO shall promptly execute and deliver to Licensor, in the manner requested by Licensor, a written acknowledgment of Licensee’s receipt and review of any such subsequently adopted or amended policies and standards issued by Licensor (the policies and standards described in this Section 3(a), together with any subsequently adopted policies and standards, and any amendments to such policies and standards, are collectively called the “Policies & Standards”). Licensor shall use all commercially reasonable efforts to require other licensees of any of the Licensed Materials to comply with the Policies & Standards and shall not impose on Licensee any requirements for adherence to the Policies & Standards that Licensor does not impose on other licensees of the Licensed Materials.

(b)  CHO shall comply at all times during the Term with, and shall cause the CHO Affiliates to comply at all times during the Term with, the Policies & Standards, provided that CHO shall be obligated to use commercially reasonable efforts to comply with any newly adopted Policies & Standards that incorporate significant changes over a reasonable time period not to exceed ninety (90) days, so long as other licensees of any of the Licensed Materials are required to achieve compliance during the same period. All services and products, if any, sold by Licensee shall comply with the Policies & Standards and the other terms and conditions of this Agreement.

(c)  CHO shall provide to each employee, manager, executive and contractor of Licensee a copy of those portions of the Policies & Standards (the “Relevant Policies & Standards”) that are specified in writing by Licensor as being applicable to such employee, manager, executive or contractor or categories of employees, managers, executives and contractors. CHO shall be responsible for non-compliance with the Relevant Policies & Standards by any employee, manager, executive or contractor of Licensee.

(d)  Licensee shall have the right to adopt additional policies and standards regarding the Licensed Materials (“Licensee’s Policies”) that do not conflict with the Policies & Standards, and Licensee shall provide Licensor with a copy of any such Licensee’s Policies prior to their effective date. If, within five (5) business days after Licensor’s first receipt of any of Licensee’s Policies, Licensor notifies CHO in writing that such Licensee’s Policies conflict with any of the Policies & Standards, as determined by Licensor in its reasonable discretion, Licensee shall not implement such Licensee’s Policies or, if applicable, shall discontinue use of such conflicting Licensee’s Policies as promptly as practicable.

(e)  Licensor shall have the right, upon at least two (2) business days prior written notice to Licensee and at Licensor’s sole expense, to have a qualified and independent third party, selected by Licensor, audit Licensee to determine compliance or non-compliance with the Policies & Standards and the other terms and conditions of this Agreement and to inspect and make copies of the business records of Licensee relevant to its present or past compliance with the Policies & Standards or the other terms and conditions of this Agreement; provided that such auditor shall not interfere with Licensee’s operations and shall keep all Licensee information examined during any such audit confidential in accordance with the provisions of Section 11(c).

(f)  Licensee shall not make or use any modification to any of the Brand Content without the prior express written approval of Licensor; provided, however, that Licensee may incorporate the Brand Content into newly created Internet sites, promotional items, advertising and marketing materials and the like, subject to Licensor’s right to review and approve such new materials pursuant to Section 2(h).

(g)  If Licensee desires to begin using, after the Effective Date, the designation “CNL” in the name of a corporation, company, partnership, joint venture, or other entity or in the name of a product or service that (i) is materially different from any prior such use or (ii) does not otherwise comply with the Agreement (each, an “Intended Use”), Licensee shall, not less than thirty (30) days prior to the Intended Use, submit to Licensor a detailed statement of the Intended Use and receive Licensor’s express written permission to use such designation, which permission shall not be unreasonably withheld, conditioned or delayed.

(h)  At least ten (10) business days prior to the distribution or dissemination of the Marks or Brand Content in any printed media, electronic media or any other format that either (i) has not previously been approved by Licensor, or (ii) is materially different from any use that has previously been approved by Licensor, or any shorter time that may be necessary to enable Licensee to comply with applicable law or to avert material adverse consequences, each as described by Licensee to Licensor in reasonable detail, Licensee shall provide to Licensor proofs of materials showing the proposed use of the Marks and Brand Content for review and approval by Licensor (the “Proposal”). Such review and approval cannot be unreasonably delayed, conditioned or withheld by Licensor, and any proposed use not rejected by Licensor within five (5) business days following submittal of a Proposal to Licensor by Licensee shall be deemed approved. Licensor shall be the final arbiter as to compliance herewith of any text or design proposed for use by Licensee. Within thirty (30) days after the first production of any materials using any of the Marks or Brand Content that have been approved by Licensor pursuant to this Section 2(h), Licensee will provide Licensor with ten (10) final copies of all such materials. Licensee shall add Licensor to all mailing lists (other than mailings to stockholders, confidential mailings and mailings for which disclosure is restricted by applicable law) and survey lists comprising mass mailings and surveys to customers, clients and vendors. Once Licensor has approved a particular format for use of the Marks or Brand Content, Licensee may continue to use that format in other media. Notwithstanding the foregoing provisions of this Section 3(h), the use of any CHO Name(s) by Licensee for Licensee’s Business in accordance with the Policies & Standards in any printed media, electronic media or any other format that includes no other Marks or Brand Content shall not require Licensor’s approval in accordance with this Section 3(h).

(i)  If Licensee uses any of the Marks or Brand Content without having sought and obtained actual or deemed prior approval from Licensor in accordance with Section 2(h), and if Licensor, in its reasonable discretion, determines that such use is a material misuse of the Marks or Brand Content, then Licensor shall give written notification of such misuse to Licensee. For any such material misuse, Licensor may, in its reasonable discretion, take any one or more of the following options: (i) require Licensee, within thirty (30) days of receipt of notification, to correct the misuse and submit the corrected use to Licensor for review and approval; (ii) audit Licensee’s operations that relate to the misuse of the Marks and Brand Content to insure compliance with the Policies & Standards; (iii) demand that Licensee stop production of materials that include the Marks or Brand Content not in compliance with the Policies & Standards at Licensee’s sole expense; (iv) require that Licensee prohibit or halt distribution of any materials that include the Marks or Brand Content not in compliance with the Policies & Standards at Licensee’s sole expense; (v) demand and enforce correction or revision of materials that include the Marks or Brand Content not in compliance with the Policies & Standards at Licensee’s sole expense; or (vi) terminate this Agreement in accordance with the provisions of Section 5(b)(ii) below.

4.  Ownership.

(a)  Licensor is the legal and beneficial owner of all right, title and interest in the Licensed Materials and, as of the date of this Agreement, is the owner of record of all applications and registrations for the Marks listed on Appendix “A” attached hereto at the United States Patent and Trademark Office (“USPTO”).

(b)  CHO acknowledges and agrees that the CHO Names and the Marks and the goodwill associated therewith, are the exclusive property of Licensor and can be used only with Licensor’s prior written license or consent; provided, however, that nothing herein is intended, or shall be construed, to restrict or limit Licensee’s right to use the words “hotel,” “resort” or “hotels & resorts,” either alone or as part of any trade name, trademark or service mark that does not include the Mark “CNL” or any trademark or service mark that is confusingly similar to the Mark “CNL.”

(c)  CHO further acknowledges and agrees that Licensee will not at any time do, or cause to be done, any act or thing contesting or in any way impairing or intending to impair the validity of or Licensor’s exclusive right, title and interest in the Marks.

(d)  Except for corporate name registrations of the CHO Names, Licensee will not register or apply to register, in any country, state or other jurisdiction, (i) any part or component of the Marks, either alone or in combination with any other words or designs; or (ii) the copyrights in any materials containing any of Licensed Materials, unless ownership in the Licensed Materials is disclaimed by Licensor.

(e)  Licensee will not in any manner represent that it owns the CHO Names or the Licensed Materials in whole or in part; provided, however, that nothing herein is intended to, or shall, be construed to restrict or limit Licensee’s right to use the words “hotel,” “resort” or “hotels & resorts” either alone or as part of any trade name, trademark or service mark that does not include the Mark “CNL” or any trademark or service mark that is confusingly similar to the Mark “CNL,” and CHO hereby acknowledges that the use of the Marks by Licensee shall not create any right, title, or interest in or to the Marks in favor of Licensee, but that all use by Licensee of the Marks shall inure to the sole benefit of Licensor. If Licensee uses any part or component of the Marks (other than any of the words “hotel,” “resort” or “hotels & resorts”) outside of Licensee’s Business in violation of this Agreement, Licensee shall execute and deliver to Licensor an assignment of all rights, if any, that Licensee might have in the Marks with respect to such expanded services, together with the goodwill associated with the Marks for such expanded services.

(f)  CHO further acknowledges Licensor’s assertion that the Proprietary Materials incorporate confidential information and trade secrets developed by Licensor or one or more of Licensor’s Affiliates. Accordingly, CHO further acknowledges and agrees that the Proprietary Materials are the sole and exclusive property of Licensor and Licensor’s Affiliates, and upon the termination of this Agreement Licensee shall have no interest in or right to use any of said Proprietary Materials, except to the extent that the same have become part of the public domain through no fault of Licensee.

5.  Term and Termination.

(a)  The term of this Agreement shall commence on the Effective Date and continue until terminated by either party as set forth in Sections 5(b), (c), (d), (e), or (f) below (the “Term”).

(b)  Either party may terminate this Agreement upon giving thirty (30) days prior written notice to the other party in the event that the other party

(i)  becomes insolvent, makes a general assignment for the benefit of its creditors, executes a voluntary petition under the United States Bankruptcy Code, or if an involuntary petition under the United States Bankruptcy Code is executed regarding the other party and is not stayed or dismissed within ninety (90) days thereafter; or

(ii)  is in material breach of or in default under this Agreement and such breach or default has continued for a period of (A) forty-five (45) days after the terminating party gives written notice specifying such breach or default to the other party in the event of a non-monetary breach or default, or (B) thirty (30) days after the terminating party gives written notice specifying such breach or default to the other party in the event of a monetary breach or default.

(c)  Notwithstanding Section 5(b) above, Licensor may terminate this Agreement upon twelve (12) months prior written notice to CHO in the event that:

(i)  James M. Seneff, Jr. is involuntarily removed as a member of CHO’s Board of Directors by an action of the stockholders of CHO or by CHO’s Board of Directors.

(ii)  Any of the following occur: (A) a merger, consolidation or reorganization of CHO with one or more other corporations, partnerships, limited liability companies, joint ventures or other organizations or entities (individually, a “Person” and collectively, “Persons”) in which the CHO is not the surviving corporation (other than a merger, consolidation, or reorganization of CHO effected for the sole purpose of changing the jurisdiction of incorporation of CHO, which shall not be grounds for terminating this Agreement); (B) a sale of all or substantially all of the assets of CHO to one or more individuals or Persons who are not an affiliate of CHO; (C) a merger, consolidation or reorganization in which CHO is the surviving corporation that results in any individual or Person (or group of related or affiliated individuals and/or Persons) that immediately prior to such transaction was not a stockholder of CHO owing fifty percent (50%) or more of the voting power of CHO; (D) the dissolution or liquidation of CHO; (E) the acquisition by any individual or Person (or group of related or affiliated individuals and/or Persons) of direct or indirect beneficial ownership of CHO’s common stock representing fifty percent (50%) or more of the voting power of CHO; or (F) a majority of the CHO’s Board of Directors are persons other than persons for whose election proxies have been solicited by CHO’s Board of Directors.

(iii)  That certain Lease Agreement between CNL Plaza II, Ltd., a Florida limited partnership, as landlord, and CHO, as the assignee of CNL Hospitality Corp., a Florida corporation, as tenant, dated as of November 23, 2005, for the “Premises” (as defined therein) (the “Tower II Lease”) is terminated by CHO; provided, however, if the Tower II Lease is terminated by CHO by reason of a material breach thereof by the landlord and Licensor exercises its right under this Section 5(c)(iii) to terminate this Agreement, then, as a condition precedent to such termination, CFG shall pay to CHO upon the termination of this Agreement two million dollars ($2,000,000.00), in cash or other immediately available funds, as a termination fee, which fee shall be in lieu of any other damages related to the termination of this Agreement but in addition, and without prejudice, to any other remedies that may be available to CHO under the Tower II Lease by reason of such breach.

(d)  This Agreement may be terminated by Licensor, as to the recipient of the termination notice, upon thirty (30) days prior written notice (i) to CHO if CHO or any of the CHO Affiliates is convicted by a court of having committed fraud or other criminal misconduct and such conviction is affirmed on appeal or the time for appeal has expired, or (ii) to any CHO Affiliate if such CHO Affiliate is convicted by a court of having committed fraud or other criminal misconduct and such conviction is affirmed on appeal or the time for appeal has expired.

(e)  This Agreement shall automatically terminate upon written notice by Licensor to CHO if CHO ceases to use or abandons the name “CNL Hotels & Resorts”.

(f)  This Agreement may be terminated by CHO, without cause, effective upon thirty (30) days prior written notice to Licensor.

(g)  Sections 4(d), 4(e), 4(f), 4(g), 6, 8, 9, 10, 11 and 12 of this Agreement shall survive the expiration or any earlier termination of this Agreement.

(h)  A termination of this Agreement shall not excuse any prior failure to perform or breach of this Agreement by Licensee or Licensor, and Licensee and Licensor shall each be entitled to all remedies under this Agreement and at law or equity with respect to such failure or breach.

(i)  Upon termination of this Agreement in any manner provided herein, Licensee will promptly and permanently (i) discontinue all use of the Licensed Materials any corporate identification using the designation “CNL” whether obtained under Section 3(g) above or otherwise; and (ii) refrain from using any other mark, name, design, or any other designation confusingly similar to any of the CHO Names, the designation “CNL”, or any of the other Marks; provided, however, that nothing herein is intended, or shall be construed, to restrict or limit Licensee’s right to use the words “hotel,” “resort” or “hotels & resorts,” either alone or as part of any trade name, trademark or service mark that does not include the term “CNL” or any trademark or service mark that is confusingly similar to the Mark “CNL.”

6.  Indemnification.

(a)  Except to the extent, if any, otherwise expressly provided in this Agreement, Licensor assumes no liability to Licensee or to third parties with respect to Licensee’s Business, or the products and services advertised and sold by Licensee, under or using the Marks or Brand Content.

(b)  CHO shall indemnify and hold Licensor, Licensor’s Affiliates (as defined in Section 11(a)(ii) below), and their Representatives (as defined in Section 11(a)(v) below) harmless from and against, and reimburse Licensor, Licensor’s Affiliates, or Licensor’s Representatives (as the case may be) for any and all third-party claims, losses, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys’ fees and the costs, whether prior to, during or after trial, on appeal or in bankruptcy proceedings) which it or they may pay, suffer or incur to the extent arising out of, resulting from, or connected to: (i) any claims, actions, or lawsuits by third-parties against Licensor, any of Licensor’s Affiliates, or any of Licensor’s Representatives involving or arising from Licensee’s Business or any of the products or services advertised or sold by Licensee to the extent not directly attributable to (A) any fault of Licensor, or (B) Licensee’s compliance with any of the Policies & Standards or (C) breach by Licensor of this Agreement; (ii) any material breach by Licensee of its representations, warranties, and covenants in this Agreement or the failure by Licensee to comply in all material respects with any of the terms or conditions of this Agreement; (iii) any disclosure or use of Confidential Information (as defined in Section 11(a)(i) below) by CHO, any CHO Affiliate (as defined in Section 11(a)(iii) below), or any of CHO’s Representatives (as defined in Section 11(a)(v) below) that is not permitted under the terms of Section 11 below; or (iv) the failure by Licensee to materially comply with any of the Policies & Standards.

(c)  Licensor agrees to indemnify and hold CHO, the CHO Affiliates, and their Representatives (as defined in Section 11(a)(v) below) harmless from and against, and reimburse CHO, the CHO Affiliates and their Representatives (as the case may be) for any and all third-party claims, damages, losses, costs, expenses and liabilities (including, but not limited to, reasonable attorneys’ fees and costs, whether prior to, during or after trial, on appeal or in bankruptcy proceedings) which it or they may pay, suffer or incur, to the extent arising out of, resulting from or connected to: (i) any material breach by Licensor of its representations, warranties and covenants in this Agreement or the failure by Licensor to comply in all material respects with any of the terms or conditions of this Agreement; or (ii) any disclosure or use of Confidential Information (as defined in Section 11(a)(iii) below) by Licensor, any Licensor’s Affiliate (as defined in Section 11(a)(ii) below) or Licensor’s Representatives (as defined in Section 11(a)(v) below) that is not permitted under the terms of Section 11 below.

7.  Infringement.

(a)  CHO shall promptly notify Licensor of any conflicting use or infringement of the Marks or the Brand Content by a third party of which Licensee may become aware and will cooperate with Licensor, at Licensor’s sole expense, in every reasonable way to prosecute all acts or conduct that Licensor may deem necessary or advisable to protect the validity and exclusivity of Licensor’s rights in the Marks. Licensee will not take action independently of Licensor to prosecute any such acts or conduct without obtaining the prior, express, written approval of Licensor.

(b)  In the event that an unauthorized third-party within the Territory uses any of the Marks, and such use is brought to Licensor’s attention by Licensee, Licensor will take reasonable steps to abate such use in the United States at Licensor’s sole cost and expense if Licensor, after investigation and evaluation of such unauthorized use, concludes in its reasonable discretion that such use constitutes an infringement of its or Licensee’s rights to the Marks and that there is a reasonable probability of success in taking action to abate such infringement. In the event such unauthorized use is outside of the United States, then Licensor shall have the first option to take reasonable steps to abate such unauthorized use, and the cost and expense thereof shall be borne solely by Licensor. If Licensor declines to abate such unauthorized use, then Licensee shall have the right to take reasonable steps to abate such unauthorized use at its sole cost and expense and may join Licensor in any action to enforce such abatement provided that such joinder is at Licensee’s sole cost and expense.

8.  Dispute Resolution.

(a)  Except as provided in Section 3(i)(i) and (ii), in the event of a dispute between Licensor and Licensee with respect to an issue relating to use of any of the Marks or the Brand Content, either party shall give notice to the other party of the dispute and reasonable details of such dispute to the extent known by the party giving notice of the dispute.

(b)  Within ten (10) days after notice of such dispute is given to the other party, a senior executive officer of each party shall meet in an effort to resolve the dispute.

(c)  In the event that the representatives of the parties are unable to resolve the dispute at such meeting, then within fifteen (15) days after such meeting, the chief executive officers of each of the parties shall meet in person or speak with each other by telephone in an effort to resolve the dispute.

(d)  In the event that the dispute is not resolved under the procedure set forth above, either party may commence legal proceedings. The procedures of this Section 8 must be followed as a condition precedent to the commencement of legal proceedings with respect to such dispute; provided, however, that equitable relief may be sought by either party pursuant to Section 9 at any time whether or not the dispute resolution procedures of this Section 8 have been followed.

9.  Equitable Remedies. Licensor and CHO acknowledge and agree that (a) a material breach or threatened material breach by CHO, the CHO Affiliates or any of their Representatives (as defined in Section 11(a)(v) below) of any of the terms or conditions contained in this Agreement, or (b) a material breach or threatened material breach by Licensor of the terms and conditions contained in Section 2(c) or 11, will cause immediate and irreparable harm and damage to Licensor or CHO, as the case may be, and that monetary damages will be inadequate to compensate Licensor or CHO for such breach. Accordingly Licensor and CHO agree that Licensor and CHO shall, in addition to any other remedies available to them at law or in equity, be entitled, without posting bond or other security, to an injunction from any court of competent jurisdiction enjoining and restraining any breach or threatened breach of the terms or conditions of this Agreement by CHO, any of the CHO Affiliates or any of their Representatives, or by Licensor, any of the Licensor Affiliates or any of their Representatives.

10.  Insurance.

(a)  During the Term, and for a period of three (3) years thereafter, CHO shall maintain in full force and effect all commercially reasonably necessary liability insurance coverage for itself and the CHO Affiliates. Upon the written request of Licensor, CHO shall furnish Licensor with a certificate or certificates of insurance evidencing such coverage. CHO shall notify Licensor in advance of any termination, cancellation, nonrenewal or material modification of any such insurance coverage.

(b)  During the Term, and for a period of three (3) years thereafter, Licensor shall maintain in full force and effect all commercially reasonably necessary liability insurance coverage for itself. Upon the written request of CHO, Licensor shall furnish CHO with a certificate or certificates of insurance evidencing such coverage. Licensor shall notify CHO in advance of any termination, cancellation, nonrenewal, or material modification of any such insurance coverage.

11.  Confidentiality.

(a)  For purposes of this Agreement: (i) “Confidential Information” means the Proprietary Materials; all “trade secrets” as defined in Section 688.002(4), Florida Statutes; any other confidential or proprietary information, financial or otherwise, about the business, affairs, and assets of Licensor, Licensor’s Affiliates, CHO or any CHO Affiliate that are marked by the owner as “confidential” or “proprietary”; and any other information, documents, or materials clearly identified by the owner as “confidential” or “proprietary”; (ii) “Licensor’s Affiliate” means any entity, other than CHO or any of the CHO Affiliates, that now or hereafter controls, is controlled by, or is under common control with, Licensor; (iii) “CHO Affiliates” means any entity that is now or hereafter controlled by CHO; (iv) the terms “control” and “controlled by” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether though the ownership of voting shares, by contract, or otherwise; and (v) “Representative” means the employees, contractors, vendors, agents, directors, officers, legal counsel, accountants and financial advisors of a party.

(b)  CHO, the CHO Affiliates, and their Representatives shall not disclose or use any Confidential Information which is furnished, or to be furnished, to any of them by Licensor, any Licensor’s Affiliates or any of their Representatives at any time or in any manner other than as permitted by this Agreement. Notwithstanding the foregoing, CHO shall be entitled to disclose Confidential Information: (i) to the CHO Affiliates and its and their Representatives to the extent necessary to permit CHO, the CHO Affiliates or their Representatives to conduct Licensee’s Business and to comply with Licensee’s obligations under this Agreement; (ii) to the extent such information becomes lawfully part of the public domain or is obtained by CHO, any of the CHO Affiliates or any of their Representatives from a third-party other than in violation of this Agreement or any agreement with Licensor, any of Licensor’s Affiliates, or any other party; or (iii) as compelled or required by a valid subpoena or other legal mandate; provided, however, in the event that CHO or any of the CHO Affiliates, or their Representatives receives such a subpoena or other legal mandate, it shall provide Licensor with prompt written notice of same as far in advance as practicable of the date such party is required to make such disclosure so that Licensor or any of Licensor’s Affiliates may seek an appropriate protective order for the Confidential Information or waive compliance with the provisions of this Section 11(b). However, if in the absence of a protective order or the receipt of a waiver hereunder CHO, any of the CHO Affiliates or any of their Representatives is nonetheless, in the opinion of such party’s legal counsel, so compelled to disclose the Confidential Information, such party may disclose only that portion of the Confidential Information that is, based on the written advice of its legal counsel, legally required to be disclosed.

(c)  Licensor, Licensor’s Affiliates, and their Representatives shall not disclose or use any Confidential Information which is furnished, or to be furnished, to any of them by CHO, any CHO Affiliates, or any of their Representatives at any time or in any manner other than as permitted by this Agreement. Notwithstanding the foregoing, Licensor shall be entitled to disclose Confidential Information: (i) to Licensor’s Affiliates and its and their Representatives to the extent necessary to permit Licensor, Licensor’s Affiliates or their Representatives to exercise Licensor’s rights under this Agreement; (ii) to the extent such information becomes lawfully part of the public domain or is obtained by Licensor, any of Licensor’s Affiliates or any of their Representatives from a third-party other than in violation of this Agreement or any agreement with CHO, any of the CHO Affiliates, or any other party; or (iii) as compelled or required by a valid subpoena or other legal mandate; provided, however, in the event that Licensor or any of Licensor’s Affiliates or their Representatives receive such a subpoena or other legal mandate, it shall provide CHO with prompt written notice of same as far in advance as practicable of the dates such party is required to make such disclosure so that CHO or any of the CHO Affiliates may seek an appropriate protective order for the Confidential Information or waive compliance with the provisions of this Section 11(c). However, in the absence of a protective order or the receipt of a waiver hereunder, if Licensor, any of Licensor’s Affiliates or any of their Representatives is nonetheless, in the opinion of such party’s legal counsel, so compelled to disclose the Confidential Information, such party may disclose only that portion of the Confidential Information that is, based on the written advice of its legal counsel, legally required to be disclosed.

(d)  Upon a termination of this Agreement for whatever reason, (i) each party shall promptly return to the other party (the “Disclosing Party”), in the manner directed by the Disclosing Party, all of the Confidential Information that has been furnished to such party (the “Receiving Party”), the Receiving Party’s Representatives, any Licensor’s Affiliates (if Licensor is the Receiving Party), or any CHO Affiliates (if CHO is the Receiving Party); (ii) the Receiving Party shall promptly destroy copies of all documents or materials in the possession or control of the Receiving Party, their Representatives, the Licensor’s Affiliates (in the case of Licensor), and the CHO Affiliates (in the case of CHO), that contain Confidential Information or portions of Confidential Information, in whatever form or medium such copies or portions are contained, whether tangible, electronic, or otherwise, except to the extent that retention of such documents or materials is necessary to maintain appropriate business records or to comply with applicable government requirements or regulations; and (iii) the Receiving Party shall timely furnish to the Disclosing Party a written certificate to the reasonable satisfaction of the Disclosing Party certifying that such destruction has taken place.

12.  Representations, Warranties and Covenants.

(a)  Licensor represents, warrants and covenants the following:

(i)  Licensor is a corporation duly organized and in good standing under the laws of the State of Florida;

(ii)  Licensor has full corporate power and authority, and has taken all corporate actions and has obtained all necessary approvals or authorizations from any other third party and government authority, to enter into this Agreement, to perform its obligations under this Agreement, and to grant the rights granted under this Agreement, which will not constitute or result in a violation, conflict or breach of or default under (A) its organizational documents; (B) any enforceable and effective laws, orders or judgments or (C) any agreement to which it is a party;

(iii)  This Agreement constitutes a legal, valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms;

(iv)  Licensor has, and during the Term will have, the exclusive ownership of and control over the Marks set forth in Appendix “A”, and no claims of infringement have been made against Licensor with respect to the Marks and the CHO Names by any third party.

(v)  All applications or registrations for the Marks set forth in Appendix “A” are valid and in good standing and Licensor has filed or paid, and during the Term will continue to file or pay, all necessary documents, fees or payments due and payable to any trademark registries relating to applications or registrations for the Marks.

13.  General Provisions.

(a)  This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder shall be governed by the laws of the State of Florida without regard to conflicts of interests rules or principles that could result in the application of the laws of any other jurisdiction.

(b)  No waiver of any provision or any default by any party shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver by any party shall be binding unless executed in writing by such party.

(c)  All notices, consents and other communications under this Agreement (other than Licensor’s transmission of the Policies & Standards) must be given either by facsimile with proof of receipt; hand delivery; United States certified mail, return receipt requested, postage prepaid; or by an overnight commercial courier service, addressed as follows:

If to Licensor:

CNL Intellectual Properties, Inc.
Attention: President
CNL Center at City Commons
450 South Orange Avenue - 14th Floor
Orlando, Florida 32801-3336
Facsimile: (407) 540-2699

If to CHO or Licensee:

CNL Hotels & Resorts, Inc.
Attention: Chief Executive Officer
420 South Orange Avenue
Suite 700
Orlando, Florida 32801-3313
Facsimile: (407) 835-3229

With a copy to:

CNL Hotels & Resorts, Inc.
Attention: General Counsel
420 South Orange Avenue
Suite 700
Orlando, Florida 32801-3313
Facsimile: (407) 835-3229

Any party may change its address for purposes of this Section 13(c) by giving the other parties written notice of the new address in the manner set forth above. Any notice given as set forth in this Section 13(c) will be effective on the day of hand delivery; two (2) business days after mailing; the next business day if sent by overnight commercial courier service; or the day of receipt by the other party if given by facsimile letter (or the next business day if the day of receipt is not a business day).

(d)  This Agreement and Appendices “A”, “B”, “C” and “D” constitute the entire agreement between the parties pertaining to this subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter, whether oral or written. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties.

(e)  In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and conditions of this Agreement shall remain in full force and effect if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

(f)  Time is of the essence of this Agreement.

(g)  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(h)  In the event of any conflict between the terms of this Agreement and the Policies & Standards, this Agreement shall control.

(i)  Except as otherwise provided herein, neither Licensor nor CHO shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of such other party. Notwithstanding the foregoing, Licensor may assign this Agreement to a Licensor’s Affiliate without the prior written consent of Licensee. This Agreement shall be binding on the parties to this Agreement and their successors and permitted assigns.

(j)  The captions used in this Agreement are intended solely for reference and shall not be used to interpret any of the terms or conditions of this Agreement.

(k)  In connection with any litigation, including appellate proceedings or bankruptcy proceedings, arising under this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys fees and costs from the non-prevailing party.

(l)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Brand License Agreement effective as of the date first written above.

“Licensor”
CNL INTELLECTUAL PROPERTIES, INC.

By:	/s/ James M. Seneff, Jr.
Name: James M. Seneff, Jr.
Title: Chief Executive Officer

“CHO”
CNL HOTELS & RESORTS, INC.

By:	/s/ Greerson G. McMullen
Name: Greerson G. McMullen
Title: Senior Vice President, General Counsel and Corporate Secretary

APPENDIX “A”

SERVICE MARKS REGISTRATIONS AND APPLICATIONS

Registrations

Mark	Services	U.S. Reg. No.	Issue Date
CNL	Providing financial services, namely, providing real estate leaseback financing to others, as well as investing funds for others	1,478,007	2/23/88

Squares within Squares Design
Business strategic planning and consulting services; planning and consulting services in the development and growth of new businesses, particularly technology and e-commerce businesses; real estate investment, brokerage, consulting and management services; real estate investment trust services; mortgage and commercial financing services; investment and commercial banking services; broker/dealer services in the field of investment securities, franchise, mortgage, mergers and acquisitions, real estate and investment advisory services; financial advisory services; insurance underwriting, brokerage and agency services in the field of commercial liability, casualty and property; real estate development services; educational services, namely classes, workshops and seminars in the field of business and project management, computer software and information systems, word processing, research skills, human resources and personnel, insurance, finance, mergers and acquisitions, organizational development, public speaking and communication, real estate, and sales and marketing.

		2,985,632	8/16/05
CNL & Squares within Squares Design
Business strategic planning and consulting services; planning and consulting services in the development and growth of new businesses, particularly technology and e-commerce businesses; real estate investment, brokerage, consulting and management services; real estate investment trust services; mortgage and commercial financing services; investment and commercial banking services; broker/dealer services in the field of investment securities, franchise, mortgage, mergers and acquisitions, real estate and investment advisory services; financial advisory services; insurance underwriting, brokerage and agency services in the field of commercial liability, casualty and property; real estate development services; educational services, namely classes, workshops and seminars in the field of business and project management, computer software and information systems, word processing, research skills, human resources and personnel, insurance, finance, mergers and acquisitions, organizational development, public speaking and communication, real estate, and sales and marketing.

		2,917,587
CNL
Business strategic planning and consulting services; planning and consulting services in the development and growth of new businesses, particularly technology and e-commerce businesses; real estate investment, brokerage, consulting and management services; real estate investment trust services; mortgage and commercial financing services; investment and commercial banking services; broker/dealer services in the field of investment securities, franchise, mortgage, mergers and acquisitions, real estate and investment advisory services; financial advisory services; insurance underwriting, brokerage and agency services in the field of commercial liability, casualty and property; real estate development services educational services, namely classes, workshops and seminars in the field of business and project management, computer software and information systems, word processing, research skills, human resources and personnel, insurance, finance, mergers and acquisitions, organizational development, public speaking and communication, real estate, and sales and marketing.

		3,006,086

Application

Mark	Services	U.S. Serial No.	Filing Date
Square Network	Distribution of information on a wide variety of subjects over a computer network, in International Class 42.	78/408,433	04/27/04 (F)

APPENDIX “B”

DOMAIN NAMES

cnlhotelsandresorts.com

cnlhotelsandresorts.net

cnlhotelsandresorts.org

cnlhotelsandresorts.us

APPENDIX “C”

CORE VALUES

[To be Inserted]

APPENDIX “D”

POLICIES & STANDARDS

[To be Inserted]